As filed with the Securities and Exchange Commission on May 17, 2006
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20649

                               -------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 --------------
                                SIGNET GROUP PLC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


             ENGLAND                                         NOT APPLICABLE
 (State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                          Identification Number)


                                SIGNET GROUP PLC
                                15 Golden Square
                                 London W1F 9JG
                                   England, UK
                               +44 (0)20 7317 9700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             RULES OF THE SIGNET GROUP 2005 LONG-TERM INCENTIVE PLAN

                                 --------------

                   SIGNET GROUP PLC US SHARE OPTION PLAN 2003

                                 --------------
                            (Full title of the plans)

                                  TERRY BURMAN
                                    CHAIRMAN
                                  STERLING INC.
                                 375 GHENT ROAD
                                AKRON, OHIO 44313
                                 (330) 668-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

  MARK JENKINS               MICHAEL BRADY                JEFFREY J. WEINBERG
COMPANY SECRETARY               PARTNER                         PARTNER
SIGNET GROUP PLC        WEIL, GOTSHAL & MANGES        WEIL, GOTSHAL & MANGES LLP
15 GOLDEN SQUARE            ONE SOUTH PLACE                767 FIFTH AVENUE
 LONDON W1F 9JG             LONDON EC2M 2WG            NEW YORK, NEW YORK 10153
     ENGLAND                    ENGLAND                           USA


                         CALCULATION OF REGISTRATION FEE

-------------------------------- --------------- -------------------- --------------------- -----------------
                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF SECURITIES              AMOUNT TO BE    OFFERING PRICE       AGGREGATE             AMOUNT OF
TO BE REGISTERED                 REGISTERED(1)   PER SHARE(2)         OFFERING PRICE(2)     REGISTRATION FEE
-------------------------------- --------------- -------------------- --------------------- -----------------
Ordinary Shares of
(pound)0.005 each (1)            100,000,000.00    $1.95                $195,000,000          $20,865.00
-------------------------------- --------------- -------------------- --------------------- -----------------


(1) The amount of Ordinary Shares being registered represents the estimated maximum aggregate amount issuable to employees in the United States pursuant to Rules of the Signet Group 2005 Long-Term Incentive Plan and the Signet Group plc US Share Option Plan 2003.

(2) In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c) based upon the average of the high and low sale price of the Ordinary Shares on the London Stock Exchange of 103.375p on May 12, 2006. The translation of pounds sterling into US dollars has been made at the noon buying rate on May 12, 2006 of (pound)1.00 to $1.8911.

PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS



1        PLAN INFORMATION*

2        REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
























--------------------
* All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Notes to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

3        INCORPORATION OF DOCUMENTS BY REFERENCE

The following document, filed with the Securities and Exchange Commission (the "Commission") by Signet Group plc (the "Registrant"), is incorporated by reference as of its date in this Registration Statement:

(A) Annual Report on Form 20-F of the Registrant for its fiscal year ended January 28, 2006 filed on May 4, 2006 (File No. 001-32349) (the "Annual Report") (including as Exhibit 1.1 the Articles of Association of the Registrant, adopted by Special Resolution passed on June 13, 2002 and amended by Special Resolution on June 10, 2005).

All documents since May 4, 2006 filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents were filed.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

4        DESCRIPTION OF SECURITIES

Not applicable.

5        INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

6        INDEMNIFICATION OF DIRECTORS AND OFFICERS

The relevant provisions of the Companies Act 1985 (as amended), under which the Registrant is incorporated, are sections 309A, 309B, 309C, 310, 337A and 727.

Section 309A provides:

"(1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of: (a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4) Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of: (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6) In this section: "associated company", in relation to a company ("C"), means a company which is C's subsidiary, or C's holding company or a subsidiary of C's holding company; "provision" means a provision of any nature, whether or not it is contained in a company's articles or in any contract with a company."

Section 309B provides:

"(1) For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director: (a) to the company, or
         (b) to any associated company.

(3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay: (a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director: (a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely: (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7) An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8) In this section "associated company" and "provision" have the same meaning as in section 309A."

Section 309C provides:

"(1) Subsections (2) and (3) impose disclosure requirements in relation to a directors' report under section 234 in respect of a financial year.

(2) If: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

(3) If the company has made a qualifying third party indemnity provision and: (a) at the time when the report is approved under section 234A, any qualifying third party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

(4) Subsection (5) applies where a company has made a qualifying third party indemnity provision for the benefit of a director of the company or of an associated company.

(5) Section 318 shall apply to: (a) the company, and (b) if the director is a director of an associated company, the associated company, as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6) In this section: "associated company" and "provision" have the same meaning as in section 309A; and "qualifying third party indemnity provision" has the meaning given by section 309B(1)."

Section 310 provides:

"(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise, for exempting any officer or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3)      This section does not prevent a company:

         (a) from purchasing and maintaining for any such auditor insurance against any such liability, or

         (b) from indemnifying any such auditor against any liability incurred by him:

                  (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or (ii) in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

Section 337A provides:

"(1) A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him:(a) in defending any criminal or civil proceedings, or
         (b) in connection with any application under any of the provisions mentioned in subsection (2).

(2) The provisions are: section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3) Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4) Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than: (a) in the event of the director being convicted in the proceedings, the date when the conviction becomes final, (b) in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or (c) in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5) For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final: (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6) An appeal is disposed of: (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect."

Section 727 provides:

"(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as an auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that the officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where any case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper".

Article 144 of the Registrant's Articles of Association (adopted by Special Resolution passed on 13 June 2002) provides:

         "Subject to the provisions of the Act, the Company may indemnify any person who is or was a director, directly or indirectly (including by funding any expenditure incurred or to be incurred by him), against any loss or liability incurred by him in the actual or purported execution or discharge of his duties or exercise of his powers or otherwise in relation to or connection with the Company or any associated company. For the purposes of this article, "associated company" has the same meaning as in Section 309A of the Act"

         In addition, the Registrant's Articles of Association provide the right for the Registrant to purchase and maintain insurance for or for the benefit of directors and officers to the extent allowed under Section 310 of the Companies Act 1985.

7        EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

8        EXHIBITS

5 Opinion of Herbert Smith as to the validity/legality of the Ordinary Shares, indicating whether they will, when sold, be legally issued, fully paid and non-assessable.

23.1     Consent of KPMG Audit Plc.

23.2     Consent of Herbert Smith (included in Exhibit 5).

24 Powers of Attorney (included on the signature page to this Registration Statement).

9        UNDERTAKINGS

(A)      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (I) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (II) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statements; and

         (III) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on May 9, 2006.



                                      SIGNET GROUP PLC

                                      By: /s/ Walker Boyd
                                          -----------------------------------
                                      Name: Walker Boyd
                                      Title: Group Finance Director
                                      Date: May 9, 2006



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitute and appoints Terry Burman and Walker Boyd, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.



   By: /s/ James McAdam
       ----------------------------------------
   Name: James McAdam
   Title: Chairman and Director
   Date: May 9, 2006


   By: /s/ Robert Anderson
       ----------------------------------------
   Name: Robert Anderson
   Title: Chief Executive Officer of UK division and Director
   Date: May 9, 2006


   By: /s/ Robert Blanchard
       ----------------------------------------
   Name: Robert Blanchard
   Title: Non-Executive Director
   Date: May 9, 2006

   By: /s/ Walker Boyd
       ----------------------------------------
   Name: Walker Boyd
   Title: Group Finance Director and Director
          (Principal Financial and Accounting Officer)
   Date: May 9, 2006


   By: /s/ Terry Burman
       ----------------------------------------
   Name: Terry Burman
   Title: Group Chief Executive Officer and Director
          (Principal Executive Officer)
   Date: May 9, 2006


   By: /s/ Dale W. Hilpert
       ----------------------------------------
   Name: Dale W. Hilpert
   Title: Non-Executive Director
   Date: May 9, 2006


   By: /s/ Brook Land
       ----------------------------------------
   Name: Brook Land
   Title: Non-Executive Director
   Date: May 9, 2006


   By: /s/ Mark Light
       ----------------------------------------
   Name: Mark Light
   Title: Chief Executive Officer of US division and Director
   Date: May 9, 2006


   By: /s/ Robert Walker
       ----------------------------------------
   Name: Robert Walker
   Title: Non-Executive Director
   Date: May 9, 2006

   By: /s/ Russell Walls
       ----------------------------------------
   Name: Russell Walls
   Title: Non-Executive Director
   Date: May 9, 2006


   By: /s/ Malcolm Williamson
       ----------------------------------------
   Name: Malcolm Williamson
   Title: Non-Executive Director
   Date: May 9, 2006

   Authorized Representative in the United States:

   By: /s/ Terry Burman
       ----------------------------------------
       Terry Burman
       Sterling Jewelers Inc.
       Chairman

                                INDEX TO EXHIBITS

5 Opinion of Herbert Smith as to the validity/legality of the Ordinary Shares, indicating whether they will, when sold, be legally issued, fully paid and non-assessable (contains consent of Herbert Smith).

23.1     Consent of KPMG Audit Plc.



































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